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                                                                     EXHIBIT 5.1

               [Letterhead of Wilson Sonsini Goodrich & Rosati]


                                 May 15, 2000


NetIQ Corporation
5410 Betsy Ross Drive
Santa Clara, CA 95054

     Re:  Registration Statement on Form S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 15, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,025,329 shares of your Common Stock (the "Shares") reserved for issuance under the Mission Critical Software, Inc. 1997 Stock Option Plan (as amended May 21, 1999), the Mission Critical Software, Inc. 1999 Director Option Plan and the Mission Critical Software, Inc. Employee Stock Purchase Plan (each a "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the respective Plan and pursuant to the agreement which accompanies the respective Plan, are or will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.


                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati